                                  EXHIBIT (10)
                                  ------------

                         Opinion and Consent of Counsel
                    as to legality of shares being registered

                           [ROPES & GRAY LETTERHEAD]

                   WRITER'S DIRECT DIAL NUMBER: (202) 626-3907

                                     [Date]

Sanwa Fund
3534 Stelzer Road
Columbus, Ohio  43219

Ladies and Gentlemen:

         You have informed us that you propose to register under the Securities Act of 1933, as amended (the "1933 Act") and offer and sell from time to time shares of beneficial interest of Sanwa Fund ("Shares"), $0.00001 par value per share, at not less than "net asset value" as defined in your By-Laws.

         We have examined your Agreement and Declaration of Trust on file in the office of the Secretary of The Commonwealth of Massachusetts and the Clerk of the City of Boston and are familiar with the action taken by your Trustee to authorize the issue and sale of certain Shares to BISYS Fund Services, Inc ("BISYS"). We have also examined a certificate of your treasurer of even date herewith setting forth that as of the date hereof [20,000] Shares of the Sanwa Prime Money Market Fund, [20,000] Shares of the Sanwa U.S. Treasury Obligations Fund, [20,000] Shares of the Sanwa Investment Grade Bond Fund, [20,000] Shares of the Sanwa Global Asset Allocation Fund, and [20,000] Shares of the Sanwa Equity Fund, have been issued and are outstanding, such Shares having been purchased by BISYS for aggregate cash consideration of $100,000. We have also examined a copy of your Bylaws and such other documents, receipts and records as we have deemed necessary for the purpose of this opinion.

         Based upon the foregoing, we are of the opinion that:

         1. The beneficial interest in the Sanwa Fund is divided into an unlimited number of shares of beneficial interest, $0.00001 par value per share.

Sanwa Fund
[Date]
Page 2

         2. The issue and sale of the authorized but unissued Shares of the Sanwa Prime Money Market Fund, the Sanwa U.S. Treasury Obligations Fund, the Sanwa Investment Grade Bond Fund, the Sanwa Global Asset Allocation Fund, and the Sanwa Equity Fund have been duly authorized under Massachusetts law. Under the original issue and sale of your authorized but unissued Shares and upon receipt of the authorized consideration therefor in an amount not less than the net asset value of the Shares established and in force at the time of their sale, the Shares issued will be validly issued, fully paid and nonassessable.

         3. The Shares issued and sold to BISYS aforesaid have been validly issued and are fully paid and nonassessable.

         The Sanwa Fund is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Agreement and Declaration of Trust provides for indemnification out of the property of a particular series of Shares for all loss and expenses of any shareholder of that series held personally liable solely by reason of his being or having been a shareholder. Thus, the risk of shareholder liability is limited to circumstances in which that series of Shares itself would be unable to meet its obligations.

         We understand that this opinion is to be used in connection with registering an indefinite number of Shares of beneficial interest of the Sanwa Fund for offering and sale pursuant to the 1933 Act. We consent to the filing of this opinion with and as part of your Registration Statement on Form N-1A (File No. __________) relating to such offer and sale.

                                                     Very truly yours,



                                                     Ropes & Gray

                                       -2-